                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 15

         CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
            SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
                    SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                                                 COMMISSION FILE NUMBER  0-20530


                           HILCOAST DEVELOPMENT CORP.
          ------------------------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                  19146 LYONS ROAD, BOCA RATON, FLORIDA 33434
                  -------------------------------------------
   ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)


                          COMMON STOCK, $.01 PAR VALUE
          ------------------------------------------------------------
            (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)


                                      NONE
                  -------------------------------------------
      (TITLES OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO FILE
                 REPORTS UNDER SECTION 13(A) OR 15(D) REMAINS)



      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


      Rule 12g-4(a)(1)(i)           [X]          Rule 12h-3(b)(1)(ii)      [ ]
      Rule 12g-4(a)(1)(ii)          [ ]          Rule 12h-3(b)(2)(i)       [ ]
      Rule 12g-4(a)(2)(i)           [ ]          Rule 12h-3(b)(2)(ii)      [ ]
      Rule 12g-4(a)(2)(ii)          [ ]          Rule 15d-6                [ ]
      Rule 12h-3(b)(1)(i)           [ ]


      Approximate number of holders of record as of the certification or notice date:
                                    Three (3)
                  -------------------------------------------

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934 Hilcoast Development Corp. has caused this certification notice to be signed on its behalf by the undersigned duly authorized person.


                                           Hilcoast Development Corp.


Date: February 24, 1997                    By: /s/ H. Irwin Levy
                                               ---------------------------------
                                               H. Irwin Levy
                                               President












                                      2